Exhibit 10.34

AGREEMENT

Agreement made this 20th day of December, 2007 by and between Able Energy, Inc., a corporation formed under the laws of the State of Delaware having an address at 198 Green Pond Road, Rockaway, New Jersey 07866 ("Able"), and S&S NY Holdings, Inc., a corporation formed under the laws of the State of Florida having and address at 15335 Groose Point Lane, Clermont, Florida 34714 ("S&S").

WHEREAS, Able is engaged in the business, among other things, of the retail distribution of home heating oil, propane gas, kerosene, and diesel fuels (the "Fuel(s))";

WHEREAS, Able is seeking to obtain financing for its purchase of Fuel. it sells for other than fuels its sells for which it has received pre-payment from its customers prior to delivery ("Pre-Paid Fuel"); and

WHEREAS, S&S has agreed to provide Able with financing for its purchase of Fuel under the terms and conditions hereinafter set forth.

NOW, therefore upon the mutual covenants and agreements hereinafter contained and intending to be legally bound, the parties hereby agree as follows:

1. Financing. Upon the execution of this Agreement, S&S will deposit the sum of Five Hundred Thousand ($500,000) Dollars (the "Funds") in a bank account (the "Account") to be opened and maintained exclusively by Able for the sole purpose of using the Funds to purchase Fuel and effectuating the terms of this Agreement.

2. Purchase of Fuel. Able shall have sole discretion and authority to use the Funds to purchase Fuel on such terms, i.e., price, amount, etc. as it determines in its sole discretion; however, Able agrees that it will not use the Fuel purchased with the Funds to fulfill Able's obligations to its customers who purchased Pre-Paid Fuel.

3. Sale of Fuel. Able shall have sole authority to sell, the Fuel it purchases with the Funds to its customers on such term and conditions as it determines in. its sole discretion.

4. Proceeds From Sale of Fuel. All proceeds received by Able from its customers from the sale of Fuel as set forth in paragraph 3 of this Agreement shall be deposited directly into the Account (the "Proceeds").

5. Repayment of Funds; Payments to S&S. The principal amount of the Funds shall be repaid to S&S no later than April 1, 2007. In addition, commencing on the first Friday after the execution of this Agreement and every Friday thereafter, Able shall pay to S&S the sum of seven and one-half cents ($0.075) for each gallon of Fuel it sells to its customers in accordance with paragraph 3 of this Agreement from the Proceeds deposited in the Account (the "Additional Payment"); but, in no event shall the Additional Payment to S&S in any thirty (30) day period he loss than $37,500 (the "Minimum Additional Payment"). Notwithstanding anything to the contrary herein, S&S shall not receive any payment for any sums received from the sale of Pre-Paid Fuel. .

6. Reconciliation of Account. Commencing thirty (30) days from the date of the execution of this Agreement and every thirty (30) days thereafter, Able shall provide an accounting to S&S of the Account setting forth all amounts withdrawn. from the Account, all amounts deposited into the account, the amount (in gallons) of Fuel purchased with the Funds in the account on a daily basis and the amount (in gallons) of Fuel sold on a daily basis from the Fuel it purchased with the Funds.

7. Security Interest. Able shall cause the shareholders of All American Properties, Inc. formerly known as All American Plazas, Inc. ("All American") to pledge 1,838,573 shares of the common stock of Able (the "Shares") owned by All American to S&S as security for Able's obligations pursuant to paragraph 5 of this Agreement. The certificate for the Shares shall be held in escrow by Kenneth N. Miller, Esq. (the "Escrow Agent"). In the event Able fails to repay the Funds on or before April 1, 2008 this shall be deemed an event of default ("Event of Default") which shall cause the Escrow Agent to release the Shares from Escrow five (5) business days after he receives written notice from S&S of the Event of Default with a copy to Able and the Event of Default has not been cured within that five (5) day period. At that time, the Escrow Agent shall release and turnover to S&S the Shares in full satisfaction of Able's obligations under this Agreement. S&S agrees that its will sell the Shares in an orderly and reasonable fashion to maximize the value of the Shares. In the event, upon the sale of the Shares by S&S it receives proceeds from such sales that are in excess of any amount owed hereunder, S&S will forthwith return such excess amount to Able. Able will take the steps necessary to perfect and acknowledge S&S's security interest in the Shares, including executing all such further documents and causing Able to execute all such other documents necessary.

Notwithstanding anything to the contrary in the prior agreement between the parties dated October 17, 2007 (the "Prior Agreement"), in the event of a default of Able under the terms of the Prior Agreement, S&S shall have no right to enforce its rights against the Collateral as defined in and provided for in the Prior Agreement until April 1, 2007; however, in the event that such default under the Prior Agreement shall continue and is not cured by Able by April 1, 2007 and after notice as provided for in the Prior Agreement, S&S shall have the right to then proceed against and enforce its rights with respect to the Collateral under the Prior Agreement and, in addition, the Escrow Agent upon proper notice from S&S shall release the Shares from Escrow to S&S which shall have the right to sell such Shares necessary to satisfy Able's obligations to S&S under the Prior Agreement. S&S further agrees that any such sale of the Shares shall be made in an orderly and reasonable fashion intended to maximize the price received upon the sale of the Shares and any amounts received from such sale in excess of Able's obligations under the Prior Agreement or this Agreement shall be forthwith returned to Able.

8. Term. The term of this Agreement shall be from the date of the execution of this Agreement through March 31, 2008.

9. Right of S&S to supply Able with Fuel. S&S shall have the right to supply Abe with Fuel during the Term of this Agreement provided that the cost of such Fuel provided by S&S is lower than the cost Able is paying for its Fuel at that time.

10. Covenants. During the Term of this Agreement, Able shall:

(a) Not dispose of, transfer, assign, mortgage, or in any manner encumber the-Account or Fuel purchased with Funds from the Account;

(b) Afford S&S and its representatives reasonable access, after appropriate notice to all records relating to the Account, the purchase of Fuel from the Funds and the sale of Fuel purchased with the Funds. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and Able shall cooperate fully therein;

(c) Conduct its business only in the ordinary course of business;

(d) Maintain the assets essential to the purchase and sale of the Fuel in good operating repair and condition, subject to normal wear and tear, and make repairs and replacements in accordance as necessary;

(e) Notify S&S concerning any material changes to status of the business, operations, and finances of Able;

(f) Deposit all proceeds from the sale of Fuel it receives from its Customers in the Account;

(g) Continue to make the payments to S&S required under paragraph 5 of this Agreement; and

(h) Continue in full force and effect or renew or replace all policies of insurance now in effect which cover the assets of its business and property and give all notices and present all material claims under all policies of insurance in due and timely fashion. Able will take steps necessary to add S&S as additional insured on such policies to the extent of, the amount of the Funds.

11. Indemmnification. Able shall indemnify and hold S&S and its directors, officers, employees, affiliates, agents, successors and assigns harmless from and against:

(a) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the operation of the Account and subsequent purchase and sale of Fuel incurred by Able during the Term, and

(b) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements incident to any and all losses, liabilities, obligations, damages, costs and expenses with. respect to which indermnification is provided hereunder.

12. General Provisions.

(a) Further Assurances. Each party, will upon request of the other, execute and deliver all instruments and documents of further assurance or otherwise, and perform all acts and things, which may be required to carry out its obligations hereunder and to consummate and complete the transactions contemplated by this Agreement.

(b) Independent Contractor. In all activities under this Agreement S&S shall be an independent contractor Nothing in this Agreement shall be deemed to make S&S, any of its subsidiaries, or employees; the agent, employee, joint venture partner or employee of Able.

(c) Notices. Any notice or other, communication under the provisions of this Agreement shall be in writing, and shall be given by postage prepaid, registered or certified mail, return receipt requested, by hand delivery with an acknowledgment copy requested, or by the Express Mail service offered by the United States Post Office or by any reputable overnight courier service, directed to the addresses set forth above, or to any new address of which any party hereto shall have informed the others by the giving of notice in the manner provided herein. Such notice or communication shall be effective, if sent by mail, three (3) days after it is mailed within the continental United States; if sent by Express Mail service or overnight courier service, one day after it is mailed; or by hand delivery, upon receipt.

(d) Governing Law. This agreement and the transaction documents shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. In any dispute arising hereunder or in connection with this agreement the parties agree to submit to the jurisdiction of the state courts located in New York.

(e) Parties-In-Interest. This agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, successors and assigns.

(f) Entire Agreement and Modification. This Agreement constitutes and contains the entire Agreement of the parties and supersede any and all prior negotiations, correspondence, understandings and agreements between the parties respecting its subject matter. This Agreement may not be amended except by a written agreement executed. by the party to be changed with the amendment.

(g) Waiver. Any of the terms and conditions of this Agreement, and any inaccuracies in any of the representations or warranties contained herein, may be waived at any time and from time to time, in writing, by such parties as are entitled to the benefit of such terms, conditions, warranties or representations. Such waiver shall not constitute or be deemed a waiver of any other terms, conditions or inaccuracies.

(h) Interpretation. Headings, captions, section or section numbers appearing in this Agreement are for ease of reference and convenience only, and shall in no way be deemed to define, modify, affect, limit or describe the scope, intent or content of this Agreement or of provisions to which they relate.

(i) Singular or Plural Words. Whenever used, the singular pronoun will include the plural, the plural will include the singular, and the uses of any gender will include all genders as required or necessary for proper grammatical reading or as the sense or context requires.

(j) Drafting Presumptions. Any ambiguity in this Agreement shall not be construed in accordance with any presumption against the party initially drafting this Agreement. If any provision of this Agreement may be construed in two or more ways, such provision shall have the meaning which renders it valid and enforceable.

(k) Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of the Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections or subsection or subsections had not been inserted.

(l) Assignment. This Agreement may be not assigned by Able without the written consent of S&S.

(m) Counterparts. This Agreement may be executed in several counterparts and all of such counterparts shall constitute one and the same instrument with the same force and effect as if all the parties had executed the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, as of the day and year first above written.

Able Energy, Inc.

Witness:____________________________	By: /s/ Gregory D. Frost
Gregory D. Frost
Chief Executive Officer

S&S NY Holdings, Inc.

Witness:____________________________	By: /s/ Manpreet S. Thaper
Manpreet S. Thaper, President